Exhibit 4.47

WING HANG BANK

PRIVATE & CONFIDENTIAL

Kord Party Favour Manufactory ltd.

Private & Confidential

16 March, 2007

Kord Party Favour Manufactory Ltd.
12/F, Century Industrial Building,
Shek Pai Tau Road,
Tuen Mun, New Territories
Attention : Mr. Hsieh Cheng

Dear Sir,

Re : Corporate Tax Loan

Further to our recent discussions, we are pleased to confirm our agreement to extend to you the above loan subject to the following terms and conditions:

Facility and Amount

HK$1,056,366.00 for Corporate Tax Loan

HK$1,056,366.00 for Associated Corporate Tax Loan

Guarantee

A signed personal guarantee of Mr. Hsieh Cheng for the amount of HK$6,000,000.00 plus accrued interest. This guarantee shall be in addition to and not in substitution for any other guarantees or other securities which we may now or hereafter hold.

In accordance with the Code of Banking Practice, you hereby give the Bank consent to our providing to any guarantor or provider of security in respect of any loan or credit facilities extended to you the following :

(a)	a copy of the contract evidencing the obligations to be guaranteed or secured or a summary thereof;

(b)	a copy of any formal demand for overdue payment which is sent to you after you have failed to settle an overdue amount following a customary reminder to you; and

(c)	from time to time on request by the guarantor or provider of security, a copy of the latest statement of account of yours.

WING HANG BANK

PRIVATE & CONFIDENTIAL

Kord Party Favour Manufactory ltd.

Interest Rate

For Corporate Tax Loan

The interest rate will be charged at 2.25% per annum below our Prime Lending Rate and subject to fluctuation and change at our discretion. Any accrued interest will become an addition to the original loan and interest will be computed thereon. Overdue payment will be subject to a late charge at 8% per annum over our Prime Lending Rate or rates determined from time to time at our absolute discretion. In addition, a handling charge on overdue payment of HK$200.00 will be charged to you on monthly basis until the overdue instalment is fully settled.

For Associate Corporate Tax Loan

The interest rate will be charged at 0.75% per annum below our Prime Lending Rate and subject to fluctuation and change at our discretion. Any accrued interest will become an addition to the original loan and interest will be computed thereon. Overdue payment will be subject to a late charge at 8% per annum over Prime Lending Rate or rates determined from time to time at our absolute discretion. In addition, a handling charge on overdue payment of HK$200.00 will be charged to you on monthly basis until the overdue instalment is fully settled.

Our Prime Lending Rate for the present is 8% per annum.

Instalment Loan Repayment

For Corporate Tax Loan

The Facility together with interest thereon at the present rate of interest mentioned above is to be repaid by 12 monthly instalments of HK$90,797.00 each, commencing one month after the date of advance. According to the Repayment Schedule, the amount of monthly instalment will be changed, if the rate of interest changes. The number of monthly instalments may also be varied subject to our agreement.

For Associate Corporate Tax Loan

The Facility together with interest thereon at the present rate of interest mentioned above is to be repaid by 24 monthly instalments of HK$47,417.00 each, commencing one month after the date of advance. According to the Repayment Schedule, the amount of monthly instalment will be changed, if the rate of interest changes. The number of monthly instalments may also be varied subject to our agreement.

Arrangement Fee

An arrangement fee of HK$8,000.00 is payable upon your acceptance to the Facility.

WING HANG BANK

PRIVATE & CONFIDENTIAL

Kord Party Favour Manufactory ltd.

Full/Partial Prepayment

Full or partial prepayment of the Loan on or before the 6th instalment shall be subject to a prepayment fee equivalent to 5% of the amount to be repaid and 4% thereafter. The minimum amount to be repaid at any time shall not be less than HK$50,000.00.

Drawdown

The Bank will, at your request and authorization hereby made, pay the sum of HK$2,112,732.00 being the loan amount as follows:

HK$2,112,732.00 to your account no.

Indemnity for costs of recovery of debt

You shall be liable to and pay us, on indemnity basis, all reasonable amounts of legal costs and expenses and other charges and disbursements reasonably incurred in respect of making claims or demands on or taking legal proceedings against you and other parties (including but not limited to your Guarantors, Sureties, if any) and the engagement of outside debt collecting agencies and all steps and measures taken to recover from you money payable by you in respect of and under the terms and conditions of the Facility herein PROVIDED ALWAYS in the event of our engaging or employing an outside debt collecting agency, you shall be liable for and pay and reimburse us, on indemnity basis, all reasonable amounts of costs, expenses and disbursements such debt collecting agency shall charge us by way of fees, costs, expenses and disbursements.

Revision

We shall be entitled to prescribe, from time to time, fees and charges payable in respect of the credit facility and revise any/or all of these terms and conditions. Revision to fees and charges, terms and conditions shall be conclusively and absolutely binding on you as from the effective date if 30 days notice thereof may be given by mailing to you at your last address registered with us or other means as we think fit.

Overriding Right

Notwithstanding the above, the Facility may be suspended, reviewed and/or recalled at the sole discretion of us and in such event of recalling unless otherwise arranged, all the outstanding loan amount and interest shall become immediately due and payable on demand.

Banker’s Reference

The Bank is authorized to provide banker’s reference on you without the need of consulting you before doing so.

WING HANG BANK

PRIVATE & CONFIDENTIAL

Kord Party Favour Manufactory ltd.

Set-off the Lien

In the event of default by you to comply with these terms and conditions or after due notice has been given to you by us or any other company of Wing Hang Bank Group being the parent or any subsidiary or associate company of us, or each such company’s successors and assigns (“Bank Group Company”) of your outstanding liability to us or any Bank Group Company and you failed to remedy the situation within a reasonable period or a petition in bankruptcy is filed by or against you, we or any Bank Group Company shall have the right, which is in addition to any right of set-off or other general lien or similar right to which we or any Bank Group Company may be entitled in law, and is hereby authorized at any time and from time to time hereafter and, if situation warrants, without notice to you :

(a)
to combine or consolidate all or any of your accounts (whether current, savings, time deposit or any other nature and whether or not matured or due and payable or subject to any notice or not) with us or any Bank Group Company whatsoever and wherever situated for the purpose of setting off or transferring any sum or sums standing to the credit of any one or more of such accounts in or towards satisfaction of any of your liabilities to us or any Bank Group Company on any other account or in any other respect whether such liabilities be present or future, actual or contingent, primary or collateral and joint or several (including but not limited to any or all sum or sums due by us or any Bank Group Company) in the case of a joint account, we or any Bank Group Company may exercise the rights in this clause and apply any credit balance on such joint account in or towards satisfaction of any indebtedness owed to us or any Bank Group Company by one or more of the holders of such joint account.

(b)
We or any Bank Group Company may at any time at our absolutes discretion convert any of your accounts into any currency by any lawful means at our disposal and at our rate of exchange (as conclusively determined by us or any Bank Group Company applicable on the day of passing the entry) for the purpose of set-off or transfer without reference to you.

Until any amount owed to us or any Bank Group Company has been paid in full, we shall in addition to a general lien be entitled to exercise a lien over and hold as security all property which is in the possession or control of us or any Bank Group Company, for safekeeping, custody or any other reason and whether or not in the ordinary course of business with power for us and any Bank Group Company to sell such property to satisfy such indebtedness owed by you to us and any Bank Group Company.

Language

In the event of a conflict or discrepancy, the English version shall prevail over the Chinese version.

WING HANG BANK

PRIVATE & CONFIDENTIAL

Kord Party Favour Manufactory ltd.

Governing Law

This agreement is governed by and shall be construed in accordance with the laws of the Hong Kong Special Administrative Region. You shall submit to the non-exclusive jurisdiction of the courts of the HKSAR.

Sharing of Credit Data

The availability and continuation of the foregoing facilities are subject to your consent (the “Consent”) of allowing our Bank to disclose any information with respect to you which is provided by you at our request or collected in the course of dealings between you and the Bank may be disclosed to, or used and retained by any credit reference agency or similar service provider for the purpose of verifying such information or enabling them to provide such information to other institutions:

(a)	in order that they may carry out credit and other status checks; and

(b)	to assist them to collect debts.

The Consent, which you have given to our Bank upon application of the foregoing facilities, is and will remain valid that shall form part of the terms and conditions of this letter.

Credit Reference

In assessing your application, we have considered a credit report on you (and the guarantor(s) and the mortgagor(s), if applicable). If you (and the guarantor(s) and the mortgagor(s), if applicable) wish to have access to such credit report, please write to the credit reference agency:

TransUnion Limited
Consumer Relations Department
Room 1006, The Gateway, Tower 6
9 Canton Road, Tsim Sha Tsui, Kowloon, Hong Kong.

We may, after issuing notice to you, access to your consumer credit data held by the credit reference agency to review the existing consumer credit facilities in relation to an increase/decrease in the credit amount, the cancellation of credit, or the putting in place or the implementation of a scheme of arrangement except that no such notification shall be necessary if such request is initiated from you or where there is in place at the time of the access a loan restructuring arrangement in relation to debts owed by you to us. You may also directly access to your consumer credit data to the credit reference agency.

WING HANG BANK

PRIVATE & CONFIDENTIAL

Kord Party Favour Manufactory ltd.

Acceptance

We shall be grateful it you can arrange for the authorized signatories of the Company, as well as the concerned guarantor(s) to sign and return to the bank the duplicate copy of this letter to signify your understanding and acceptance to the above terms and conditions under which the aforesaid facilities and granted within 30 days form date hereof. Otherwise, this offer with be lapsed. (Please also arrange to have the guarantee properly signed and witnessed. )

Board Resolution

In this connection, kindly arrange for your Board of Directors to pass a Board Resolution accepting the above facilities and forward to the bank a certified copy for our record.

Availability and Review

You shall provide the Bank with a certified copy of your annual audited accounts within six months following the end of each financial year and such other relevant financial information as we shall from time to time reasonably request.

You acknowledge that we shall not be bound to grant any of the Facilities at all or beyond such sum as we consider appropriate.

Notwithstanding any other provisions herein, the Facilities shall be subject to our overriding right at any time to require your immediate repayment and/or satisfaction of all debts, liabilities and outstanding amount(s) (together with accrued interest) owing to us on demand, and/or to require cash collateralisation of all or any sums actually owing or contingently owing to us; and the Facilities or any part thereof may immediately be suspended, withdrawn, terminated, reviewed, modified, reduced, increased, cancelled or otherwise varied by us at any time and from time to time in our sole discretion without prior notice to or consent from any party.

WING HANG BANK

PRIVATE & CONFIDENTIAL

Kord Party Favour Manufactory ltd.

Related Party Transactions

Such facility herein mentioned is also subject to the Terms and Conditions for Wing Hang Bank Loan Services which shall be deemed to have been set out herein in full any may be downloaded from the Bank’s website at www.whbhk.com.

Assuring you of our best services at all times, we remain.

Yours faithfully,
For and on behalf of
WING HANG BANK, LTD.
North Point Branch

/s/ Rosa M.Y. Lee	/s/ Kelly K.K. Chan
Rosa M.Y. Lee	Kelly K.K. Chan
Head of North Point Branch	Business Manager

Encl.

WING HANG BANK

PRIVATE & CONFIDENTIAL

Kord Party Favour Manufactory ltd.

I/We hereby confirmed and accepted the above-mentioned banking facilities and the terms and conditions herein stated.

/s/ HSIEH CHENG	/s/ HSIEH CHENG
Kord Party Favour Manufactory Ltd.	Mr. Hsieh Cheng
(Borrower)	(Guarantor)